Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 12, 2025, with respect to the consolidated financial statements of Red Wisdom Creation Limited, as of and for the years ended March 31, 2025 and 2024 in this Registration Statement on Form F-1 and the related Prospectus of Red Wisdom Creation Limited filed with the Securities and Exchange Commission.

Singapore
January 16, 2026